Exhibit 5





                                                              November 20, 1998


Compu-DAWN, Inc.
77 Spruce Street
Cedarhurst, NY 11516

                  Re: Compu-DAWN, Inc. Registration Statement on Form S-3

Gentlemen:

         In our capacity as counsel to Compu-DAWN, Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with Amendment No. 1 to the Company's Registration Statement on Form S-3 (Registration No. 333-65303) (the "Registration Statement") being filed contemporaneously by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an additional 75,000 shares of Common Stock, $.01 par value, of the Company which are issuable by the Company to certain entities pursuant to certain registration-related rights the Company has agreed in principle to grant to such entities (the "Additional Shares") and are being registered for resale by such entities.

         In connection with our opinion, we have examined the Certificate of Incorporation and By-Laws of the Company, each as amended, and the Registration Statement. We are also familiar with proceedings of the Board of Directors of the Company, or otherwise have relied upon representations made by officers of the Company, relating to the authorization of the issuance of the Additional Shares. We have also examined such other instruments and documents as we deemed relevant under the circumstances.

         For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings and all representations, oral and written, made by officers of the Company with respect thereto. We have also assumed that the


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Compu-DAWN,  Inc.  November 20, 1998 Page 2 corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

         Based upon and subject to the foregoing, including the assumptions made, we are of the opinion that the Additional Shares will be, upon issuance pursuant to certain registration-related rights which the Company has agreed in principle to grant, duly and validly authorized and issued, fully paid and nonassessable shares of Common Stock, $.01 par value, of the Company.

         We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

         This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

         We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.


                                         Very truly yours,

                                         /s/ Certilman Balin Adler & Hyman, LLP

                                         CERTILMAN BALIN ADLER & HYMAN, LLP


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